Exhibit 10.1

OccuLogix, Inc. (d/b/a TearLab Corporation)
11025 Roselle St., Suite 100
San Diego, CA  92121

January 8, 2010

Greybrook Capital Inc.
5090 Explorer Drive, Suite 203
Mississauga, Ontario
L4W 4T9

Ladies and Gentlemen:

Re:	Advisory Agreement

Reference is hereby made to the Advisory Agreement, dated November 2, 2009, between OccuLogix, Inc. (the “Company”) and Greybrook Capital Inc. (“Greybrook”), pursuant to which Greybrook is rendering corporate finance advisory services to the Company.  Such Advisory Agreement is referred to hereinafter as the “Advisory Agreement”.  Capitalized terms used herein, but not defined, have the respective meanings attributed to such terms in the Advisory Agreement.

The Company and Greybrook hereby agree that, notwithstanding Section 2(a) of the Advisory Agreement, the Advisory Fee shall consist (in Greybrook’s sole discretion) of (i) U.S.$100,000 in cash or (ii) shares of the Company’s common stock in a number equal to the quotient of (A) U.S.$100,000 and (B) U.S.$1.22, being the per share closing consolidated bid price of the Company’s common stock on NASDAQ on the Effective Date.  For greater certainty, in the event that Greybrook shall elect to be paid the Advisory Fee in shares of the Company’s common stock, the Company shall issue to Greybrook 81,967 shares of the Company’s common stock.

The Advisory Agreement remains in full force and effect, unamended, other than as specifically amended hereby.

If the foregoing correctly sets forth the mutual understanding of Greybrook and the Company, please indicate so by signing below and returning an executed copy hereof to the Company.

Yours very truly,

OCCULOGIX, INC.

/s/ William G. Dumencu
Name:	William G. Dumencu
Title:	Chief Financial Officer & Treasurer

The foregoing is in accordance with Greybrook’s understanding of the subject matter in question is agreed to by Greybrook as of the date hereof.

GREYBROOK CAPITAL INC.

/s/ Greg Marchant
Name:	Greg Marchant
Title:	President, CEO and Secretary